Exhibit 99.2

NAVIENT REPORTS FOURTH-QUARTER 2023 FINANCIAL RESULTS

HERNDON, Va., January 31, 2024 — Navient (Nasdaq: NAVI) today released its fourth-quarter 2023 financial results.

4Q23 OVERALL RESULTS	• GAAP net loss of $28 million ($0.25 diluted loss per share). • Core Earnings(1) of $24 million ($0.21 diluted earnings per share).
4Q23 SIGNIFICANT ITEMS

•   GAAP and Core Earnings results included a net reduction to pre-tax income of $75 million ($0.49 diluted loss per share) comprised of the following items:

○   $35 million ($0.23 diluted loss per share) of provision for loan losses related to internal policy changes being made to reflect changing regulatory expectations.

○   $32 million ($0.21 diluted loss per share) of regulatory-related and restructuring expenses, of which $28 million is due to an accrual in connection with recent developments related to CFPB matters.

○   $8 million ($0.05 diluted loss per share) of losses on debt repurchases.

2023 FULL YEAR RESULTS	• GAAP net income of $228 million ($1.85 diluted earnings per share). • Core Earnings(1) of $303 million ($2.45 diluted earnings per share).

CEO COMMENTARY – “We are announcing three actions intended to deliver better value to our shareholders: Outsourcing student loan servicing and creating a variable expense model; initiating the exploration of strategic options, including possible divestment, for our business processing division; and streamlining our shared service infrastructure and corporate footprint,” said David Yowan, president and CEO, Navient. “These targeted actions are intended to simplify our business, reduce our expense base, and increase our financial and operating flexibility.”

FOURTH-QUARTER HIGHLIGHTS

FEDERAL EDUCATION LOANS SEGMENT	• Net income of $63 million. • Net interest margin of 0.86%.

CONSUMER LENDING SEGMENT	• Net income of $46 million. • Net interest margin of 2.91%. • Originated $223 million of Private Education Loans.

BUSINESS PROCESSING SEGMENT	• Revenue of $81 million. • Net income of $8 million and EBITDA(1) of $12 million.

CAPITAL & FUNDING

•   GAAP equity-to-asset ratio of 4.5% and adjusted tangible equity ratio(1) of 8.2%.

•   Repurchased $70 million of common shares. $290 million common share repurchase authority remains outstanding.

•   Paid $18 million in common stock dividends.

•   Retired $850 million of unsecured debt.

•   Issued $500 million of unsecured debt and $516 million of asset-backed securities.

OPERATING EXPENSES	• Operating expenses of $169 million, excluding $30 million of regulatory-related expenses.

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

SEGMENT RESULTS — CORE EARNINGS

FEDERAL EDUCATION LOANS
In this segment, Navient owns FFELP Loans and performs servicing for this loan portfolio, as well as for FFELP Loans owned by other institutions.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q23	3Q23	4Q22

Net interest income	$88	$161	$115
Provision for loan losses	5	36	—
Other revenue	17	15	23

Total revenue	100	140	138
Expenses	17	17	27

Pre-tax income	83	123	111

Net income	$63	$94	$97

Segment net interest margin	.86%	1.52%	.94%
FFELP Loans:
FFELP Loan spread	.96%	1.63%	1.08%
Provision for loan losses	$5	$36	$—
Net charge-offs	$10	$16	$11
Net charge-off rate	.13%	.19%	.13%
Greater than 30-days delinquency rate	15.0%	16.8%	15.6%
Greater than 90-days delinquency rate	8.7%	9.2%	9.6%
Forbearance rate	15.8%	16.4%	18.1%
Average FFELP Loans	$39,129	$40,554	$45,580
Ending FFELP Loans, net	$37,925	$39,581	$43,525

(Dollars in billions)
Total federal loans serviced	$44	$46	$51

DISCUSSION OF RESULTS — 4Q23 vs. 4Q22

•	Net income was $63 million compared to $97 million.

•

Net interest income decreased $27 million primarily due to the impact of increasing interest rates on the different index resets for the segment’s assets and debt, as well as the paydown of the loan portfolio.

•	Provision for loan losses increased $5 million. The $5 million of provision for loan losses in the current period was primarily a result of the continued extension of the portfolio.

○	Net charge-offs were $10 million compared to $11 million.

○	Delinquencies greater than 90 days were $2.7 billion compared to $3.3 billion.

○	Forbearances were $5.8 billion compared to $7.6 billion.

•	Other revenue decreased $6 million primarily due to the discontinuation of contract-exit transition services provided to third parties.

•	Expenses were $10 million lower primarily as a result of the paydown of the loan portfolio as well as lower contract-exit transition services referenced above.

CONSUMER LENDING

In this segment, Navient owns, originates, acquires and services consumer loans.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q23	3Q23	4Q22

Net interest income	$134	$150	$147
Provision for loan losses	50	36	17
Other revenue	3	4	3

Total revenue	87	118	133
Expenses	27	44	36

Pre-tax income	60	74	97

Net income	$46	$56	$84

Segment net interest margin	2.91%	3.17%	2.87%
Private Education Loans (including Refinance Loans):
Private Education Loan spread	3.03%	3.29%	3.01%
Provision for loan losses	$50	$36	$17
Net charge-offs(1)	$64	$73	$75
Net charge-off rate(1)	1.48%	1.66%	1.56%
Greater than 30-days delinquency rate	5.1%	4.7%	5.0%
Greater than 90-days delinquency rate	2.3%	1.9%	2.2%
Forbearance rate	2.1%	2.0%	2.1%
Average Private Education Loans	$17,730	$18,165	$19,790
Ending Private Education Loans, net	$16,902	$17,333	$18,725
Private Education Refinance Loans:
Net charge-offs	$8	$8	$7
Greater than 90-days delinquency rate	.4%	.3%	.2%
Average Private Education Refinance Loans	$8,925	$9,091	$9,772
Ending Private Education Refinance Loans, net	$8,752	$8,897	$9,516
Private Education Refinance Loan originations	$191	$178	$134

(1)

Third-quarter 2023 excludes $25 million of charge-offs on the expected future recoveries of previously fully charged-off loans that occurred as a result of increasing the net charge-off rate on defaulted loans.

DISCUSSION OF RESULTS — 4Q23 vs. 4Q22

•	Originated $223 million of Private Education Loans compared to $169 million, a 32% increase.

○	Refinance Loan originations were $191 million compared to $134 million.

○	In-school loan originations were $32 million compared to $35 million.

•	Net income was $46 million compared to $84 million.

•	Net interest income decreased $13 million primarily due to the paydown of the loan portfolio, offset by an increase in the net interest margin primarily due to improved funding spreads.

•

Provision for loan losses increased $33 million. The provision for loan losses of $50 million in the current period included $4 million in connection with loan originations, $35 million related to internal policy changes being made to reflect changing regulatory expectations related to school misconduct discharges on certain populations of private loans, and $11 million related to a reserve build. The provision of $17 million in the year-ago quarter included $3 million in connection with loan originations and $14 million related to a reserve build.

○	Net charge-offs were $64 million, down $11 million from $75 million.

○	Private Education Loan delinquencies greater than 90 days: $380 million, down $31 million from $411 million.

○	Private Education Loan forbearances: $363 million, down $38 million from $401 million.

•	Expenses decreased $9 million primarily due to lower in-school loan marketing spend.

BUSINESS PROCESSING
In this segment, Navient performs business processing services for government and healthcare clients.

FINANCIAL RESULTS AND KEY PERFORMANCE METRICS

(Dollars in millions)	4Q23	3Q23	4Q22
Revenue from government services	$51	$57	$39
Revenue from healthcare services	30	28	31

Total fee revenue	81	85	70
Expenses	70	73	63

Pre-tax income	11	12	7

Net income	$8	$9	$6

EBITDA(1)	$12	$13	$8
EBITDA margin(1)	15%	15%	11%

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

DISCUSSION OF RESULTS — 4Q23 vs. 4Q22

•

Revenue was $81 million, $11 million higher due to a $15 million increase in revenue from services for our traditional Business Processing clients, which was partially offset by the expected $4 million reduction in revenue from the wind-down of pandemic-related contracts.

•	Net income was $8 million compared to $6 million.

•	EBITDA was $12 million, up $4 million, illustrating the growth in traditional services during the expected decline from pandemic-related contracts.

Definitions for capitalized terms in this release can be found in Navient’s Annual Report on Form 10-K for the year ended December 31, 2022 (filed with the SEC on February 24, 2023).

Navient will hold a live audio webcast today, January 31, 2024, at 8 a.m. ET, to provide in-depth commentary on results of its business review and discuss its financial results. The webcast will be hosted by David Yowan, president and CEO, Edward Bramson, vice chair of the Navient Board of Directors, and Joe Fisher, CFO.

Analysts and investors who wish to ask questions are requested to pre-register at Navient.com/investors at least 15 minutes ahead of start time to receive their personal dial-in access details. Others who wish to join in listen-only mode do not need to pre-register and may simply visit Navient.com/investors to access the webcast.

Supplemental financial information and presentation slides used during the call will be available no later than start time. A replay of the webcast will be available approximately two hours after the event’s conclusion.

This news release contains “forward-looking statements,” within the meaning of the federal securities law, about our business and prospects and other information that is based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about the company’s beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “may,” “could,” “should,” “goal,” or “target.” Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. For Navient, these factors include, among others, the continuing impact of the COVID-19 pandemic; changes in the macroeconomic environment and volatility in market conditions including interest rates, the value of equities and other financial assets; the risks and uncertainties associated with increases in financing costs; the availability of financing or limits on our liquidity resulting from disruptions in the capital markets or other factors; unanticipated increases in costs associated with compliance with federal, state or local laws and regulations; changes in the demand for education finance and business processing solutions or other changes in marketplaces in which we compete (including increased competition); changes in accounting standards including but not limited to changes pertaining to loan loss reserves and estimates or other accounting standards that may impact our operations; adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s underwriting standards or exposure to third parties, including counterparties to hedging transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from the CARES Act or other new laws and the implementation of existing laws). The company could also be affected by, among other things: unanticipated repayment trends on education loans including prepayments or deferrals resulting from new interpretations of current laws, rules or regulations or future laws, executive orders or other policy initiatives which operate to encourage or require consolidation, abolish existing or create additional income-based repayment or debt forgiveness programs or establish other policies and programs which may increase the prepayment rates on education loans and accelerate repayment of the bonds in our securitization trusts; reductions to our credit ratings, the credit ratings of asset-backed securitizations we sponsor or the credit ratings of the United States of America; failures of our operating systems or infrastructure or those of third-party vendors; risks related to cybersecurity including the potential disruption of our systems or those of our third-party vendors or customers, or potential disclosure of confidential customer information; damage to our reputation resulting from cyber-breaches or litigation; failure to successfully implement cost-cutting initiatives and adverse effects of such initiatives on our business; failure to adequately integrate acquisitions or realize anticipated benefits from acquisitions including delays or errors in converting portfolio acquisitions to our servicing platform; changes in law and regulations whether new laws or regulations, or new interpretations of existing laws and regulations applicable to any of our businesses or activities or those of our vendors, suppliers or customers; changes in the general interest rate environment, including the availability of any relevant money-market index rate, including LIBOR or SOFR, or the relationship between the relevant money-market index rate and the rate at which our assets are priced; our ability to successfully effectuate any acquisitions and other strategic initiatives; activities by shareholder activists, including a proxy contest or any unsolicited takeover proposal; changes in general economic conditions, including the potential impact of persistent inflation; and the other factors that are described in the “Risk Factors” section of Navient’s Annual Report on Form 10-K for the year ended December 31, 2022, and in our other reports filed with the Securities and Exchange Commission. The preparation of the company’s consolidated financial statements also requires management to make certain estimates and assumptions including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect and actual results could differ materially. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. The company does not undertake any obligation to update or revise these forward-looking statements except as required by law.

* * *

About Navient

Navient (Nasdaq: NAVI) provides technology-enabled education finance and business processing solutions that simplify complex programs and help millions of people achieve success. Our customer-focused, data-driven services deliver exceptional results for clients in education, healthcare and government. Learn more at Navient.com.

Contact:

Media:	Paul Hartwick, 302-283-4026, paul.hartwick@navient.com

Investors:	Jen Earyes, 703-984-6801, jen.earyes@navient.com

# # #

SELECTED HISTORICAL FINANCIAL INFORMATION AND RATIOS

	QUARTERS ENDED			YEARS ENDED
(In millions, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP Basis
Net income (loss)	$(28)	$79	$105	$228	$645
Diluted earnings (loss) per common share	$(.25)	$.65	$.78	$1.85	$4.49
Weighted average shares used to compute diluted earnings per share	115	121	134	123	144
Return on assets	(.19)%	.51%	.60%	.36%	.87%

Core Earnings Basis(1)
Net income(1)	$24	$57	$102	$303	$458
Diluted earnings per common share(1)	$.21	$.47	$.76	$2.45	$3.19
Weighted average shares used to compute diluted earnings per share	117	121	134	123	$144
Net interest margin, Federal Education Loan segment	.86%	1.52%	.94%	1.12%	1.01%
Net interest margin, Consumer Lending segment	2.91%	3.17%	2.87%	3.04%	2.81%
Return on assets	.16%	.37%	.58%	.48%	.62%

Education Loan Portfolios
Ending FFELP Loans, net	$37,925	$39,581	$43,525	$37,925	$43,525
Ending Private Education Loans, net	16,902	17,333	18,725	16,902	18,725

Ending total education loans, net	$54,827	$56,914	$62,250	$54,827	$62,250

Average FFELP Loans	$39,129	$40,554	$45,580	$41,191	$49,183
Average Private Education Loans	17,730	18,165	19,790	18,463	20,524

Average total education loans	$56,859	$58,719	$65,370	$59,654	$69,707

(1)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures” on pages 18 – 28.

RESULTS OF OPERATIONS

We present the results of operations below first in accordance with GAAP. Following our discussion of earnings results on a GAAP basis, we present our results on a segment basis. We have four reportable operating segments: Federal Education Loans, Consumer Lending, Business Processing and Other. These segments operate in distinct business environments and we manage and evaluate the financial performance of these segments using non-GAAP financial measures we call Core Earnings (see “Non-GAAP Financial Measures — Core Earnings” for further discussion).

GAAP INCOME STATEMENTS (UNAUDITED)

				December 31, 2023 vs. September 30, 2023		December 31, 2023 vs. December 31, 2022
	QUARTERS ENDED			Increase (Decrease)		Increase (Decrease)
(In millions, except per share data)	December 31, 2023	September 30, 2023	December 31, 2022	$	%	$	%
Interest income:
FFELP Loans	$706	$778	$655	$(72)	(9)%	$51	8%
Private Education Loans	333	351	332	(18)	(5)	1	—
Cash and investments	43	41	37	2	5	6	16

Total interest income	1,082	1,170	1,024	(88)	(8)	58	6
Total interest expense	922	879	801	43	5	121	15

Net interest income	160	291	223	(131)	(45)	(63)	(28)
Less: provisions for loan losses	55	72	17	(17)	(24)	38	224

Net interest income after provisions for loan losses	105	219	206	(114)	(52)	(101)	(49)
Other income (loss):
Servicing revenue	16	15	17	1	7	(1)	(6)
Asset recovery and business processing revenue	81	85	72	(4)	(5)	9	13
Other revenue	6	5	10	1	20	(4)	(40)
Losses on debt repurchases	(8)	—	—	(8)	100	(8)	100
Gains (losses) on derivative and hedging activities, net	(33)	26	10	(59)	(227)	(43)	(430)

Total other income (loss)	62	131	109	(69)	(53)	(47)	(43)
Expenses:
Operating expenses	199	233	187	(34)	(15)	12	6
Goodwill and acquired intangible asset impairment and amortization expense	3	3	3	—	—	—	—
Restructuring/other reorganization expenses	2	4	12	(2)	(50)	(10)	(83)

Total expenses	204	240	202	(36)	(15)	2	1

Income (loss) before income tax expense (benefit)	(37)	110	113	(147)	(134)	(150)	(133)
Income tax expense (benefit)	(9)	31	8	(40)	(129)	(17)	(213)

Net income (loss)	$(28)	$79	$105	$(107)	(135)%	$(133)	(127)%

Basic earnings (loss) per common share	$(.25)	$.66	$.79	$(.91)	(138)%	$(1.04)	(132)%

Diluted earnings (loss) per common share	$(.25)	$.65	$.78	$(.90)	(138)%	$(1.03)	(132)%

Dividends per common share	$.16	$.16	$.16	$—	—%	$—	—%

	YEARS ENDED December 31,		Increase (Decrease)
(In millions, except per share data)	2023	2022	$	%
Interest income:
FFELP Loans	$2,897	$1,966	$931	47%
Private Education Loans	1,369	1,195	174	15
Cash and investments	153	62	91	147

Total interest income	4,419	3,223	1,196	37
Total interest expense	3,557	2,102	1,455	69

Net interest income	862	1,121	(259)	(23)
Less: provisions for loan losses	123	79	44	56

Net interest income after provisions for loan losses	739	1,042	(303)	(29)
Other income (loss):
Servicing revenue	64	77	(13)	(17)
Asset recovery and business processing revenue	321	336	(15)	(4)
Other revenue	21	32	(11)	(34)
Losses on debt repurchases	(8)	—	(8)	100
Gains (losses) on derivative and hedging activities, net	11	171	(160)	(94)

Total other income (loss)	409	616	(207)	(34)
Expenses:
Operating expenses	800	776	24	3
Goodwill and acquired intangible asset impairment and amortization expense	10	19	(9)	(47)
Restructuring/other reorganization expenses	25	36	(11)	(31)

Total expenses	835	831	4	—

Income before income tax expense	313	827	(514)	(62)
Income tax expense	85	182	(97)	(53)

Net income	$228	$645	$(417)	(65)%

Basic earnings per common share	$1.87	$4.54	$(2.67)	(59)%

Diluted earnings per common share	$1.85	$4.49	$(2.64)	(59)%

Dividends per common share	$.64	$.64	$—	—%

GAAP BALANCE SHEETS (UNAUDITED)

(In millions, except share and per share data)	December 31, 2023	September 30, 2023	December 31, 2022
Assets
FFELP Loans (net of allowance for losses of $215, $220 and $222, respectively)	$37,925	$39,581	$43,525
Private Education Loans (net of allowance for losses of $617, $625 and $800, respectively)	16,902	17,333	18,725
Investments	146	149	167
Cash and cash equivalents	839	977	1,535
Restricted cash and cash equivalents	1,954	1,824	3,272
Goodwill and acquired intangible assets, net	695	697	705
Other assets	2,914	2,853	2,866

Total assets	$61,375	$63,414	$70,795

Liabilities
Short-term borrowings	$4,226	$4,662	$5,870
Long-term borrowings	53,402	54,907	61,026
Other liabilities	987	947	922

Total liabilities	58,615	60,516	67,818

Commitments and contingencies

Equity
Series A Participating Preferred Stock, par value $0.20 per share; 2 million shares authorized at December 31, 2021; no shares issued or outstanding	—	—	—
Common stock, par value $0.01 per share; 1.125 billion shares authorized: 464 million, 464 million and 461 million shares, respectively, issued	4	4	4
Additional paid-in capital	3,353	3,349	3,313
Accumulated other comprehensive income (loss), net of tax	19	43	87
Retained earnings	4,638	4,685	4,490

Total stockholders’ equity before treasury stock	8,014	8,081	7,894
Less: Common stock held in treasury: 350 million, 346 million and 331 million shares, respectively	(5,254)	(5,183)	(4,917)

Total equity	2,760	2,898	2,977

Total liabilities and equity	$61,375	$63,414	$70,795

GAAP COMPARISON OF 2023 RESULTS WITH 2022

Three Months Ended December 31, 2023 Compared with Three Months Ended December 31, 2022

For the three months ended December 31, 2023, net loss was $28 million, or $0.25 diluted loss per common share, compared with net income of $105 million, or $0.78 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $63 million primarily as a result of a $21 million increase in mark-to-market losses on fair value hedges recorded in interest expense, the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses increased $38 million from $17 million to $55 million:

○	The provision for FFELP Loan losses increased $5 million from $0 to $5 million.

○	The provision for Private Education Loan losses increased $33 million from $17 million to $50 million.

The FFELP Loan provision for loan losses of $5 million in the current period was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The Private Education Loan provision for loan losses of $50 million in the current period included $4 million in connection with loan originations, $35 million related to internal policy changes being made to reflect changing regulatory expectations related to school misconduct discharges on certain populations of private loans, and $11 million related to a reserve build. The provision of $17 million in the year-ago quarter included $3 million in connection with loan originations and $14 million related to a reserve build.

•

Asset recovery and business processing revenue increased $9 million primarily as a result of a $15 million increase in revenue from services for our traditional Business Processing clients, which was partially offset by the expected $4 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts and a $2 million decrease related to revenue earned in our Federal Education Loans segment as a result of exiting that business line in fourth-quarter 2022.

•

Losses on debt repurchases increased $8 million. We repurchased $850 million of debt at an $8 million loss in the current quarter. There were no debt repurchases in the year-ago quarter. The benefit of these repurchases is a reduction of interest expense in the future.

•

Net gains on derivative and hedging activities decreased $43 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses increased $12 million primarily related to a $28 million contingency loss accrual (regulatory-related expense) recorded in the current period related to recent developments in connection with CFPB matters. The remaining $16 million decrease in operating expenses was primarily a result of a decline in overall servicing costs as well as lower in-school loan marketing spend which was partially offset by an increase in expenses in the Business Processing segment in connection with the related increase in revenue.

•

Restructuring expenses decreased $10 million due to a decline in severance-related costs and facility lease terminations. The year-ago period included $12 million of restructuring expenses primarily due to costs for severance and facility lease terminations in connection with the Company’s decision to exit the FFELP asset recovery business, consolidate certain business lines, and implement other efficiency initiatives.

•

The effective income tax rates for the current and year-ago quarters were 23% and 7%, respectively. The movement in the effective income tax rate was primarily driven by the reduction of tax and interest on state uncertain tax positions in the year-ago quarter and changes in the valuation allowance attributable to the deferred tax asset for state disallowed interest expense carryovers in the current quarter.

We repurchased 4.1 million and 5.4 million shares of our common stock during the fourth quarters of 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 19 million common shares (or 17%) from the year-ago period.

Year Ended December 31, 2023 Compared with Year Ended December 31, 2022

For the year ended December 31, 2023, net income was $228 million, or $1.85 diluted earnings per common share, compared with net income of $645 million, or $4.49 diluted earnings per common share, for the year-ago period.

The primary contributors to the change in net income are as follows:

•

Net interest income decreased by $259 million primarily as a result of a $129 million decrease in mark-to-market gains on fair value hedges recorded in interest expense, the paydown of the FFELP and Private Education Loan portfolios and an increase in interest rates.

•	Provisions for loan losses increased $44 million from $79 million to $123 million:

○	The provision for FFELP Loan losses increased $56 million from $0 to $56 million.

○	The provision for Private Education Loan losses decreased $12 million from $79 million to $67 million.

The FFELP Loan provision for loan losses of $56 million in the current period was primarily a result of the continued extension of the portfolio and the resulting increase in both the expected future defaults and the premium allocated to all expected future defaults.

The Private Education Loan provision for loan losses of $67 million in the current period included $25 million in connection with loan originations, $35 million related to internal policy changes being made to reflect changing regulatory expectations related to school misconduct discharges on certain populations of private loans, $29 million related to changes in the net charge-off rates on defaulted loans, $23 million in connection with the resolution of certain private legacy loans in bankruptcy and $22 million related to a reserve build, which was partially offset by a $67 million reduction in connection with the adoption of a new accounting standard (ASU 2022-02). The provision of $79 million in the year-ago period included $34 million in connection with loan originations, $33 million related to changes in the net charge-off rates on defaulted loans and $12 million related to a reserve build.

We adopted ASU No. 2022-02, “Financial Instruments – Credit Losses: Troubled Debt Restructurings and Vintage Disclosures” on January 1, 2023. This new ASU eliminates the troubled debt restructurings (TDRs) recognition and measurement guidance. Prior to adopting this new guidance, as it relates to interest rate concessions granted as part of our Private Education Loan modification program, a discounted cash flow model was used to calculate the amount of interest forgiven for loans that were in the program and the present value of that interest rate concession was included as a part of the allowance for loan loss. This new guidance no longer allows the measurement and recognition of this element of our allowance for loan loss for new modifications that occur subsequent to January 1, 2023. As of December 31, 2022, the allowance for loan loss included $77 million related to this interest rate concession component of the allowance for loan loss. We elected to adopt this amendment using a prospective transition method which results in the $77 million releasing in 2023 and 2024 as the borrowers exit their current modification programs. $67 million of the $77 million was released in 2023.

•

Asset recovery and business processing revenue decreased $15 million primarily as a result of the expected $83 million reduction in revenue from the wind-down of Business Processing pandemic-related contracts, which was partially offset by a $74 million increase in revenue from services for our traditional Business Processing clients. The remaining $6 million decrease was related to revenue earned in our Federal Education Loans segment and was a result of exiting that business line in fourth-quarter 2022.

•

Losses on debt repurchases increased $8 million. We repurchased $850 million of debt at an $8 million loss in the current period. There were no debt repurchases in the year-ago period. The benefit of these repurchases is a reduction of interest expense in the future.

•

Net gains on derivative and hedging activities decreased $160 million. The primary factor affecting the change was interest rate fluctuations. Valuations of derivative instruments fluctuate based upon many factors including changes in interest rates and other market factors. As a result, net gains and losses on derivative and hedging activities may vary significantly in future periods.

•

Operating expenses increased $24 million primarily related to a $73 million contingency loss accrual (regulatory-related expense) recorded in the second half of 2023 related to recent developments in connection with CFPB matters. The remaining $49 million decrease in operating expenses was primarily a result of a decline in overall servicing costs as well as exiting the Federal Education Loans segment’s asset recovery business line in the fourth quarter of 2022.

•

Goodwill and acquired intangible asset impairment and amortization expense decreased $9 million primarily due to $6 million of impairment in 2022 of a Business Processing segment customer relationship asset as a result of exiting a line of business. No acquired intangible assets were impaired in 2023.

•

Restructuring expenses declined $11 million. Restructuring expenses in 2023 were primarily due to severance costs in connection with the CEO transition. Restructuring expenses in 2022 were primarily due to costs for severance and facility lease terminations in connection with the Company’s decision to exit the FFELP asset recovery business, consolidate certain business lines and implement other efficiency initiatives.

•

The effective income tax rates for the current and year-ago periods were 27% and 22%, respectively. The movement in the effective income tax rate was primarily driven by the reduction of tax and interest on state uncertain tax positions in the year-ago period and changes in the valuation allowance attributable to the deferred tax asset for state disallowed interest expense carryovers in the current period.

We repurchased 18.0 million and 24.8 million shares of our common stock during 2023 and 2022, respectively. As a result of repurchases, our average outstanding diluted shares decreased by 21 million common shares (or 15%) from the year-ago period.

PRIVATE EDUCATION LOANS PORTFOLIO PERFORMANCE

Private Education Loan Delinquencies and Forbearance

	December 31, 2023		September 30, 2023		December 31, 2022
(Dollars in millions)	Balance	%	Balance	%	Balance	%
Loans in-school/grace/deferment(1)	$360		$365		$354
Loans in forbearance(2)	363		344		401
Loans in repayment and percentage of each status:
Loans current	15,935	94.9%	16,435	95.3%	17,838	95.0%
Loans delinquent 31-60 days(3)	308	1.8	304	1.8	335	1.8
Loans delinquent 61-90 days(3)	173	1.0	176	1.0	186	1.0
Loans delinquent greater than 90 days(3)	380	2.3	334	1.9	411	2.2

Total Private Education Loans in repayment	16,796	100%	17,249	100%	18,770	100%

Total Private Education Loans, gross	17,519		17,958		19,525
Private Education Loan allowance for losses	(617)		(625)		(800)

Private Education Loans, net	$16,902		$17,333		$18,725

Percentage of Private Education Loans in repayment		95.9%		96.1%		96.1%

Delinquencies as a percentage of Private Education Loans in repayment		5.1%		4.7%		5.0%

Loans in forbearance as a percentage of loans in repayment and forbearance		2.1%		2.0%		2.1%

Cosigner rate(4)		33%		33%		33%

(1)

Loans for customers who are attending school or are in other permitted educational activities and are not yet required to make payments on their loans, e.g., internship periods, as well as loans for customers who have requested and qualify for other permitted program deferments such as various military eligible deferments.

(2)

Loans for customers who have requested extension of grace period generally during employment transition or who have temporarily ceased making full payments due to hardship or other factors such as disaster relief, including COVID-19 relief programs, consistent with established loan program servicing policies and procedures.

(3)	The period of delinquency is based on the number of days scheduled payments are contractually past due.

(4)	Excluding Private Education Refinance Loans, which do not have a cosigner, the cosigner rate was 65% for fourth-quarter 2023, third-quarter 2023, and fourth-quarter 2022.

ALLOWANCE FOR LOAN LOSSES

	QUARTER ENDED
	December 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$220	$625	$845
Total provision	5	50	55
Charge-offs:
Gross charge-offs	(10)	(74)	(84)
Expected future recoveries on current period gross charge-offs	—	10	10

Total(1)	(10)	(64)	(74)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(10)	(64)	(74)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	215	617	832
Plus: expected future recoveries on previously fully charged-off loans(3)	—	226	226

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$215	$843	$1,058

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.48%
Allowance coverage of charge-offs (annualized)(4)	5.2	3.4	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$38,140	$17,519
Average loans in repayment	$31,432	$17,004
Ending loans in repayment	$30,806	$16,796

	QUARTER ENDED
	September 30, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$200	$657	$857
Total provision	36	36	72
Charge-offs:
Gross charge-offs	(16)	(85)	(101)
Expected future recoveries on current period gross charge-offs	—	12	12

Total(1)	(16)	(73)	(89)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(16)	(98)	(114)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	30	30

Allowance at end of period (GAAP)	220	625	845
Plus: expected future recoveries on previously fully charged-off loans(3)	—	232	232

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$220	$857	$1,077

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in charge-off rate (annualized)(2)	.19%	1.66%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.56%

Net charge-offs as a percentage of average loans in repayment (annualized)	.19%	2.22%
Allowance coverage of charge-offs (annualized)(4)	3.5	2.2	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$39,801	$17,958
Average loans in repayment	$32,696	$17,470
Ending loans in repayment	$31,917	$17,249

	QUARTER ENDED
	December 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$233	$852	$1,085
Total provision	—	17	17
Charge-offs:
Gross charge-offs	(11)	(88)	(99)
Expected future recoveries on current period gross charge-offs	—	13	13

Total(1)	(11)	(75)	(86)
Adjustment resulting from the change in charge-off rate(2)	—	—	—

Net charge-offs	(11)	(75)	(86)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	6	6

Allowance at end of period (GAAP)	222	800	1,022
Plus: expected future recoveries on previously fully charged-off loans(3)	—	274	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$222	$1,074	$1,296

Net charge-offs as a percentage of average loans in repayment (annualized)	.13%	1.56%
Allowance coverage of charge-offs (annualized)(4)	4.7	3.6	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.5%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.8%	(Non-GAAP)
Ending total loans	$43,747	$19,525
Average loans in repayment	$35,996	$19,023
Ending loans in repayment	$34,372	$18,770

	YEAR ENDED
	December 31, 2023
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$222	$800	$1,022
Total provision	56	67	123
Charge-offs:
Gross charge-offs	(63)	(320)	(383)
Expected future recoveries on current period gross charge-offs	—	47	47

Total(1)	(63)	(273)	(336)
Adjustment resulting from the change in charge-off rate(2)	—	(25)	(25)

Net charge-offs	(63)	(298)	(361)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	48	48

Allowance at end of period (GAAP)	215	617	832
Plus: expected future recoveries on previously fully charged-off loans(3)	—	226	226

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$215	$843	$1,058

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.19%	1.54%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.14%

Net charge-offs as a percentage of average loans in repayment (annualized)	.19%	1.68%
Allowance coverage of charge-offs (annualized) (4)	3.4	2.8	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.6%	4.8%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.7%	5.0%	(Non-GAAP)
Ending total loans	$38,140	$17,519
Average loans in repayment	$33,047	$17,749
Ending loans in repayment	$30,806	$16,796

	YEAR ENDED
	December 31, 2022
(Dollars in millions)	FFELP Loans	Private Education Loans	Total
Allowance at beginning of period	$262	$1,009	$1,271
Total provision	—	79	79
Charge-offs:
Gross charge-offs	(40)	(370)	(410)
Expected future recoveries on current period gross charge-offs	—	57	57

Total(1)	(40)	(313)	(353)
Adjustment resulting from the change in charge-off rate(2)	—	(30)	(30)

Net charge-offs	(40)	(343)	(383)
Decrease in expected future recoveries on previously fully charged-off loans(3)	—	55	55

Allowance at end of period (GAAP)	222	800	1,022
Plus: expected future recoveries on previously fully charged-off loans(3)	—	274	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)(4)	$222	$1,074	$1,296

Net charge-offs as a percentage of average loans in repayment, excluding the net adjustment resulting from the change in the charge-off rate (annualized)(2)	.10%	1.59%
Net adjustment resulting from the change in the charge-off rate as a percentage of average loans in repayment (annualized)(2)	—%	.15%

Net charge-offs as a percentage of average loans in repayment (annualized)	.10%	1.74%
Allowance coverage of charge-offs (annualized) (4)	5.5	3.1	(Non-GAAP)
Allowance as a percentage of the ending total loan balance(4)	.5%	5.5%	(Non-GAAP)
Allowance as a percentage of ending loans in repayment(4)	.6%	5.7%	(Non-GAAP)
Ending total loans	$43,747	$19,525
Average loans in repayment	$40,332	$19,796
Ending loans in repayment	$34,372	$18,770

(1)

Charge-offs are reported net of expected recoveries. For Private Education Loans, we charge off the estimated loss of a defaulted loan balance by charging off the entire defaulted loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” For FFELP Loans, the recovery is received at the time of charge-off.

(2)

In third-quarters 2023 and 2022, the net charge-off rate on defaulted Private Education Loans increased from 81.9% to 82.3% and from 81.7% to 81.9%, respectively. These charges resulted in a $25 million and $30 million reduction in the balance of expected future recoveries on previously fully charged-off loans in third-quarters 2023 and 2022, respectively.

(3)

At the end of each month, for Private Education Loans that are 212 or more days past due, we charge off the estimated loss of a defaulted loan balance by charging off the entire loan balance and estimating recoveries on a pool basis. These estimated recoveries are referred to as “expected future recoveries on previously fully charged-off loans.” If actual periodic recoveries are less than expected, the difference is immediately reflected as a reduction to expected future recoveries on previously fully charged-off loans. If actual periodic recoveries are greater than expected, they will be reflected as a recovery through the allowance for Private Education Loan losses once the cumulative recovery amount exceeds the cumulative amount originally expected to be recovered. The following table summarizes the activity in the expected future recoveries on previously fully charged-off loans:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Beginning of period expected future recoveries on previously fully charged-off loans	$232	$262	$280	$274	$329
Expected future recoveries of current period defaults	10	12	13	47	57
Recoveries (cash collected)	(10)	(11)	(13)	(46)	(56)
Charge-offs (as a result of lower recovery expectations)	(6)	(31)	(6)	(49)	(56)

End of period expected future recoveries on previously fully charged-off loans	$226	$232	$274	$226	$274

Change in balance during period	$(6)	$(30)	$(6)	$(48)	$(55)

(4)	For Private Education Loans, the item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

LIQUIDITY AND CAPITAL RESOURCES

We expect to fund our ongoing liquidity needs, including the repayment of $0.5 billion of senior unsecured notes that mature in the short term (i.e., over the next 12 months) and the remaining $5.4 billion of senior unsecured notes that mature in the long term (from 2025 to 2043 with 60% maturing by 2029), through a number of sources. These sources include our cash on hand, unencumbered FFELP Loan and Private Education Refinance Loan portfolios (see “Sources of Primary Liquidity” below), the predictable operating cash flows provided by operating activities, the repayment of principal on unencumbered education loan assets, and the distribution of overcollateralization from our securitization trusts. We may also, depending on market conditions and availability, draw down on our secured FFELP Loan and Private Education Loan ABCP facilities, issue term ABS, enter into additional Private Education Loan and FFELP Loan ABS repurchase facilities, or issue additional unsecured debt.

We originate Private Education Loans (a portion of which is obtained through a forward purchase agreement). We also have purchased and may purchase, in future periods, Private Education Loan and FFELP Loan portfolios from third parties. Those originations and purchases are part of our ongoing liquidity needs. We repurchased 4.1 million shares of common stock for $70 million in the fourth quarter of 2023 and have $290 million of unused share repurchase authority as of December 31, 2023.

SOURCES OF LIQUIDITY

Sources of Primary Liquidity

(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022
Ending balances:
Total unrestricted cash and liquid investments	$839	$977	$1,535
Unencumbered FFELP Loans	92	88	68
Unencumbered Private Education Refinance Loans	236	49	55

Total	$1,167	$1,114	$1,658

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Average balances:
Total unrestricted cash and liquid investments	$1,167	$1,141	$1,517	$1,024	$1,157
Unencumbered FFELP Loans	92	85	153	89	167
Unencumbered Private Education Refinance Loans	137	118	300	105	235

Total	$1,396	$1,344	$1,970	$1,218	$1,559

Sources of Additional Liquidity

Liquidity may also be available under our secured credit facilities. Maximum borrowing capacity under the FFELP Loan and Private Education Loan asset-backed commercial paper (ABCP) facilities will vary and be subject to each agreement’s borrowing conditions, including, among others, facility size, current usage and availability of qualifying collateral from unencumbered loans. The following tables detail the additional borrowing capacity of these facilities with maturity dates ranging from June 2024 to June 2025.

(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022
Ending balances:
FFELP Loan ABCP facilities	$408	$28	$101
Private Education Loan ABCP facilities	1,719	1,697	1,248

Total	$2,127	$1,725	$1,349

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Average balances:
FFELP Loan ABCP facilities	$203	$35	$193	$103	$275
Private Education Loan ABCP facilities	1,693	1,966	1,556	1,756	1,998

Total	$1,896	$2,001	$1,749	$1,859	$2,273

At December 31, 2023, we had a total of $3.0 billion of unencumbered tangible assets inclusive of those listed in the table above as sources of primary liquidity. Total unencumbered education loans comprised $1.2 billion of our unencumbered tangible assets of which $1.1 billion and $92 million related to Private Education Loans and FFELP Loans, respectively. In addition, as of December 31, 2023, we had $5.5 billion of encumbered net assets (i.e., overcollateralization) in our various financing facilities (consolidated variable interest entities). We enter into repurchase facilities at times to borrow against the encumbered net assets of these financing vehicles. As of December 31, 2023, $0.6 billion of repurchase facility borrowings were outstanding.

The following table reconciles encumbered and unencumbered assets and their net impact on total Tangible Equity.

(Dollars in billions)	December 31, 2023	September 30, 2023	December 31, 2022
Net assets of consolidated variable interest entities (encumbered assets) — FFELP Loans	$3.4	$3.5	$3.7
Net assets of consolidated variable interest entities (encumbered assets) — Private Education Loans	2.1	2.0	1.5
Tangible unencumbered assets(1)	3.0	3.1	4.1
Senior unsecured debt	(5.9)	(6.2)	(7.0)
Mark-to-market on unsecured hedged debt(2)	.2	.3	.3
Other liabilities, net	(.7)	(.5)	(.3)

Total Tangible Equity(3)	$2.1	$2.2	$2.3

(1)	Excludes goodwill and acquired intangible assets.

(2)

At December 31, 2023, September 30, 2023, and December 31, 2022, there were $(181) million, $(351) million and $(285) million, respectively, of net gains (losses) on derivatives hedging this debt in unencumbered assets, which partially offset these gains (losses).

(3)	Item is a non-GAAP financial measure. For a description and reconciliation, see “Non-GAAP Financial Measures.”

NON-GAAP FINANCIAL MEASURES

In addition to financial results reported on a GAAP basis, Navient also provides certain performance measures which are non-GAAP financial measures. We present the following non-GAAP financial measures: (1) Core Earnings, (2) Tangible Equity (as well as the Adjusted Tangible Equity Ratio), (3) EBITDA for the Business Processing segment, and (4) Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans. Definitions for the non-GAAP financial measures and reconciliations are provided below, except that reconciliations of forward-looking non-GAAP financial measures are not provided because the Company is unable to provide such reconciliations without unreasonable effort due to the uncertainty and inherent difficulty of predicting the occurrence and financial impact of certain items, including, but not limited to, the impact of any mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks.

1. Core Earnings

We prepare financial statements and present financial results in accordance with GAAP. However, we also evaluate our business segments and present financial results on a basis that differs from GAAP. We refer to this different basis of presentation as Core Earnings. We provide this Core Earnings basis of presentation on a consolidated basis and for each business segment because this is what we review internally when making management decisions regarding our performance and how we allocate resources. We also refer to this information in our presentations with credit rating agencies, lenders and investors. Because our Core Earnings basis of presentation corresponds to our segment financial presentations, we are required by GAAP to provide certain Core Earnings disclosures in the notes to our consolidated financial statements for our business segments.

Core Earnings are not a substitute for reported results under GAAP. We use Core Earnings to manage our business segments because Core Earnings reflect adjustments to GAAP financial results for two items, discussed below, that can create significant volatility mostly due to timing factors generally beyond the control of management. Accordingly, we believe that Core Earnings provide management with a useful basis from which to better evaluate results from ongoing operations against the business plan or against results from prior periods. Consequently, we disclose this information because we believe it provides investors with additional information regarding the operational and performance indicators that are most closely assessed by management. When compared to GAAP results, the two items we remove to result in our Core Earnings presentations are:

(1)

Mark-to-market gains/losses resulting from our use of derivative instruments to hedge our economic risks that do not qualify for hedge accounting treatment or do qualify for hedge accounting treatment but result in ineffectiveness; and

(2)	The accounting for goodwill and acquired intangible assets.

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons described above, our Core Earnings basis of presentation does not. Core Earnings are subject to certain general and specific limitations that investors should carefully consider. For example, there is no comprehensive, authoritative guidance for management reporting. Our Core Earnings are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies. Accordingly, our Core Earnings presentation does not represent a comprehensive basis of accounting. Investors, therefore, may not be able to compare our performance with that of other financial services companies based upon Core Earnings. Core Earnings results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely used by management, our board of directors, credit rating agencies, lenders and investors to assess performance.

The following tables show our consolidated GAAP results, Core Earnings results (including for each reportable segment) along with the adjustments made to the income/expense items to reconcile the consolidated GAAP results to the Core Earnings results as required by GAAP.

	QUARTER ENDED DECEMBER 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,039					$706	$333	$—	$—
Cash and investments	43					20	7	—	16

Total interest income	1,082					726	340	—	16
Total interest expense	922					638	206	—	45

Net interest income (loss)	160	$9	$24	$33	$193	88	134	—	(29)
Less: provisions for loan losses	55				55	5	50	—	—

Net interest income (loss) after provisions for loan losses	105					83	84	—	(29)
Other income (loss):
Servicing revenue	16					13	3	—	—
Asset recovery and business processing revenue	81					—	—	81	—
Other revenue	(27)					4	—	—	2
Losses on debt repurchases	(8)					—	—	—	(8)

Total other income (loss)	62	(9)	42	33	95	17	3	81	(6)
Expenses:
Direct operating expenses	114					17	27	70	—
Unallocated shared services expenses	85					—	—	—	85

Operating expenses	199				199	17	27	70	85
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	2	—	—	—	2	—	—	—	2

Total expenses	204	—	(3)	(3)	201	17	27	70	87

Income (loss) before income tax expense (benefit)	(37)	—	69	69	32	83	60	11	(122)
Income tax expense (benefit)(2)	(9)	—	17	17	8	20	14	3	(29)

Net income (loss)	$(28)	$—	$52	$52	$24	$63	$46	$8	$(93)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$33	$—	$33
Total other income (loss)	33	—	33
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$66	$3	69

Income tax expense (benefit)			17

Net income (loss)			$52

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED SEPTEMBER 30, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$1,129					$778	$351	$—	$—
Cash and investments	41					19	7	—	15

Total interest income	1,170					797	358	—	15
Total interest expense	879					636	208	—	46

Net interest income (loss)	291	$7	$(18)	$(11)	$280	161	150	—	(31)
Less: provisions for loan losses	72				72	36	36	—	—

Net interest income (loss) after provisions for loan losses	219					125	114	—	(31)
Other income (loss):
Servicing revenue	15					12	3	—	—
Asset recovery and business processing revenue	85					—	—	85	—
Other revenue	31					3	1	—	1

Total other income (loss)	131	(7)	(19)	(26)	105	15	4	85	1
Expenses:
Direct operating expenses	134					17	44	73	—
Unallocated shared services expenses	99					—	—	—	99

Operating expenses	233				233	17	44	73	99
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	4	—	—	—	4	—	—	—	4

Total expenses	240	—	(3)	(3)	237	17	44	73	103

Income (loss) before income tax expense (benefit)	110	—	(34)	(34)	76	123	74	12	(133)
Income tax expense (benefit)(2)	31	—	(12)	(12)	19	29	18	3	(31)

Net income (loss)	$79	$—	$(22)	$(22)	$57	$94	$56	$9	$(102)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED SEPTEMBER 30, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(11)	$—	$(11)
Total other income (loss)	(26)	—	(26)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(37)	$3	(34)

Income tax expense (benefit)			(12)

Net income (loss)			$(22)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	QUARTER ENDED DECEMBER 31, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$987					$658	$332	$—	$—
Cash and investments	37					20	5	—	12

Total interest income	1,024					678	337	—	12
Total interest expense	801					563	190	—	42

Net interest income (loss)	223	$5	$4	$9	$232	115	147	—	(30)
Less: provisions for loan losses	17				17	—	17	—	—

Net interest income (loss) after provisions for loan losses	206					115	130	—	(30)
Other income (loss):
Servicing revenue	17					14	3	—	—
Asset recovery and business processing revenue	72					2	—	70	—
Other revenue	20					7	—	—	3

Total other income (loss)	109	(5)	(5)	(10)	99	23	3	70	3
Expenses:
Direct operating expenses	126					27	36	63	—
Unallocated shared services expenses	61					—	—	—	61

Operating expenses	187				187	27	36	63	61
Goodwill and acquired intangible asset impairment and amortization	3	—	(3)	(3)	—	—	—	—	—
Restructuring/other reorganization expenses	12	—	—	—	12	—	—	—	12

Total expenses	202	—	(3)	(3)	199	27	36	63	73

Income (loss) before income tax expense (benefit)	113	—	2	2	115	111	97	7	(100)
Income tax expense (benefit)(2)	8	—	5	5	13	14	13	1	(15)

Net income (loss)	$105	$—	$(3)	$(3)	$102	$97	$84	$6	$(85)

(1)	Core Earnings adjustments to GAAP:

	QUARTER ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$9	$—	$9
Total other income (loss)	(10)	—	(10)
Goodwill and acquired intangible asset impairment and amortization	—	(3)	(3)

Total Core Earnings adjustments to GAAP	$(1)	$3	2

Income tax expense (benefit)			5

Net income (loss)			$(3)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2023
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjustments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$4,266					$2,901	$1,369	$—	$—
Cash and investments	153					76	27	—	50

Total interest income	4,419					2,977	1,396	—	50
Total interest expense	3,557					2,497	816	—	164

Net interest income (loss)	862	$32	$52	$84	$946	480	580	—	(114)
Less: provisions for loan losses	123				123	56	67	—	—

Net interest income (loss) after provisions for loan losses	739					424	513	—	(114)
Other income (loss):
Servicing revenue	64					52	12	—	—
Asset recovery and business processing revenue	321					—	—	321	—
Other revenue	32					14	2	—	5
Losses on debt repurchases	(8)					—	—	—	(8)

Total other income (loss)	409	(32)	21	(11)	398	66	14	321	(3)
Expenses:
Direct operating expenses	508					72	151	285	—
Unallocated shared services expenses	292					—	—	—	292

Operating expenses	800				800	72	151	285	292
Goodwill and acquired intangible asset impairment and amortization	10	—	(10)	(10)	—	—	—	—	—
Restructuring/other reorganization expenses	25	—	—	—	25	—	—	—	25

Total expenses	835	—	(10)	(10)	825	72	151	285	317

Income (loss) before income tax expense (benefit)	313	—	83	83	396	418	376	36	(434)
Income tax expense (benefit)(2)	85	—	8	8	93	99	89	8	(103)

Net income (loss)	$228	$—	$75	$75	$303	$319	$287	$28	$(331)

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2023
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$84	$—	$84
Total other income (loss)	(11)	—	(11)
Goodwill and acquired intangible asset impairment and amortization	—	(10)	(10)

Total Core Earnings adjustments to GAAP	$73	$10	83

Income tax expense (benefit)			8

Net income (loss)			$75

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

	YEAR ENDED DECEMBER 31, 2022
		Adjustments				Reportable Segments
(Dollars in millions)	Total GAAP	Reclassi- fications	Additions/ (Subtractions)	Total Adjust- ments(1)	Total Core Earnings	Federal Education Loans	Consumer Lending	Business Processing	Other
Interest income:
Education loans	$3,161					$1,955	$1,195	$—	$—
Cash and investments	62					32	10	—	20

Total interest income	3,223					1,987	1,205	—	20
Total interest expense	2,102					1,468	611	—	107

Net interest income (loss)	1,121	$(15)	$(80)	$(95)	$1,026	519	594	—	(87)
Less: provisions for loan losses	79				79	—	79	—	—

Net interest income (loss) after provisions for loan losses	1,042					519	515	—	(87)
Other income (loss):
Servicing revenue	77					65	12	—	—
Asset recovery and business processing revenue	336					6	—	330	—
Other revenue	203					31	1	—	—

Total other income (loss)	616	15	(186)	(171)	445	102	13	330	—
Expenses:
Direct operating expenses	534					106	148	280	—
Unallocated shared services expenses	242					—	—	—	242

Operating expenses	776				776	106	148	280	242
Goodwill and acquired intangible asset impairment and amortization	19	—	(19)	(19)	—	—	—	—	—
Restructuring/other reorganization expenses	36	—	—	—	36	—	—	—	36

Total expenses	831	—	(19)	(19)	812	106	148	280	278

Income (loss) before income tax expense (benefit)	827	—	(247)	(247)	580	515	380	50	(365)
Income tax expense (benefit)(2)	182	—	(60)	(60)	122	108	80	10	(76)

Net income (loss)	$645	$—	$(187)	$(187)	$458	$407	$300	$40	$(289)

(1)	Core Earnings adjustments to GAAP:

	YEAR ENDED DECEMBER 31, 2022
(Dollars in millions)	Net Impact of Derivative Accounting	Net Impact of Goodwill and Acquired Intangibles	Total
Net interest income after provisions for loan losses	$(95)	$—	$(95)
Total other income (loss)	(171)	—	(171)
Goodwill and acquired intangible asset impairment and amortization	—	(19)	(19)

Total Core Earnings adjustments to GAAP	$(266)	$19	(247)

Income tax expense (benefit)			(60)

Net income (loss)			$(187)

(2)	Income taxes are based on a percentage of net income before tax for the individual reportable segment.

The following discussion summarizes the differences between GAAP and Core Earnings net income and details each specific adjustment required to reconcile our GAAP earnings to our Core Earnings segment presentation.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
GAAP net income (loss)	$(28)	$79	$105	$228	$645
Core Earnings adjustments to GAAP:
Net impact of derivative accounting	66	(37)	(1)	73	(266)
Net impact of goodwill and acquired intangible assets	3	3	3	10	19
Net tax effect	(17)	12	(5)	(8)	60

Total Core Earnings adjustments to GAAP	52	(22)	(3)	75	(187)

Core Earnings net income	$24	$57	$102	$303	$458

(1)

Derivative Accounting: Core Earnings exclude periodic gains and losses that are caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, as well as the periodic mark-to-market gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP. Under GAAP, for our derivatives that are held to maturity, the mark-to-market gain or loss over the life of the contract will equal $0 except for Floor Income Contracts, where the mark-to-market gain will equal the amount for which we originally sold the contract. In our Core Earnings presentation, we recognize the economic effect of these hedges, which generally results in any net settlement cash paid or received being recognized ratably as an interest expense or revenue over the hedged item’s life.

The table below quantifies the adjustments for derivative accounting between GAAP and Core Earnings net income.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Core Earnings derivative adjustments:
(Gains) losses on derivative and hedging activities, net, included in other income	$33	$(26)	$(10)	$(11)	$(171)
Plus: (Gains) losses on fair value hedging activity included in interest expense	23	(19)	2	46	(83)

Total (gains) losses in GAAP net income	56	(45)	(8)	35	(254)
Plus: Settlement income (expense) on derivative and hedging activities, net(1)	9	7	5	32	(15)

Mark-to market (gains) losses on derivative and hedging activities, net(2)	65	(38)	(3)	67	(269)
Amortization of net premiums on Floor Income Contracts in net interest income for Core Earnings	—	—	3	4	12
Other derivative accounting adjustments(3)	1	1	(1)	2	(9)

Total net impact of derivative accounting	$66	$(37)	$(1)	$73	$(266)

(1)

Derivative accounting requires net settlement income/expense on derivatives that do not qualify as hedges to be recorded in a separate income statement line item below net interest income. Under our Core Earnings presentation, these settlements are reclassified to the income statement line item of the economically hedged item. For our Core Earnings net interest income, this would primarily include: (a) reclassifying the net settlement amounts related to our Floor Income Contracts to education loan interest income; and (b) reclassifying the net settlement amounts related to certain of our interest rate swaps to debt interest expense. The table below summarizes these net settlements on derivative and hedging activities and the associated reclassification on a Core Earnings basis.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Reclassification of settlements on derivative and hedging activities:
Net settlement expense on Floor Income Contracts reclassified to net interest income	$—	$—	$—	$—	$(23)
Net settlement income (expense) on interest rate swaps reclassified to net interest income	9	7	5	32	8

Total reclassifications of settlement income (expense) on derivative and hedging activities	$9	$7	$5	$32	$(15)

(2)	“Mark-to-market (gains) on derivative and hedging activities, net” is comprised of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Fair Value Hedges	$11	$(3)	$1	$24	$(50)
Foreign currency hedges	12	(16)	1	22	(33)
Floor Income Contracts	—	—	—	—	(65)
Basis swaps	—	—	(7)	(1)	(1)
Other	42	(19)	2	22	(120)

Total mark-to-market (gains) losses on derivative and hedging activities, net	$65	$(38)	$(3)	$67	$(269)

(3)

Other derivative accounting adjustments consist of adjustments related to certain terminated derivatives that did not receive hedge accounting treatment under GAAP but were economic hedges under Core Earnings and, as a result, such gains or losses are amortized into Core Earnings over the life of the hedged item.

Cumulative Impact of Derivative Accounting under GAAP compared to Core Earnings

As of December 31, 2023, derivative accounting has decreased GAAP equity by approximately $1 million as a result of cumulative net mark-to-market losses (after tax) recognized under GAAP, but not under Core Earnings. The following table rolls forward the cumulative impact to GAAP equity due to these after-tax mark-to-market net gains (losses) related to derivative accounting.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Beginning impact of derivative accounting on GAAP equity	$73	$67	$118	$122	$(299)
Net impact of net mark-to-market gains (losses) under derivative accounting(1)	(74)	6	4	(123)	421

Ending impact of derivative accounting on GAAP equity	$(1)	$73	$122	$(1)	$122

(1)	Net impact of net mark-to-market gains (losses) under derivative accounting is composed of the following:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Total pre-tax net impact of derivative accounting recognized in net income(a)	$(66)	$37	$1	$(73)	$266
Tax impact of derivative accounting adjustment recognized in net income	16	(9)	—	18	(65)
Change in mark-to-market gains (losses) on derivatives, net of tax recognized in other comprehensive income	(24)	(22)	3	(68)	220

Net impact of net mark-to-market gains (losses) under derivative accounting	$(74)	$6	$4	$(123)	$421

(a)	See “Core Earnings derivative adjustments” table above.

Hedging Embedded Floor Income

We use Floor Income Contracts, pay-fixed swaps and fixed rate debt to economically hedge embedded floor income in our FFELP loans. Historically, we have used these instruments on a periodic basis and depending upon market conditions and pricing, we may enter into additional hedges in the future. Under GAAP, the Floor Income Contracts do not qualify for hedge accounting and the pay-fixed swaps are accounted for as cash flow hedges. The table below shows the amount of Hedged Floor Income that will be recognized in Core Earnings in future periods based on these hedge strategies.

(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022
Total hedged Floor Income, net of tax(1)(2)	$90	$115	$200

(1)  $118 million, $151 million and $254 million on a pre-tax basis as of December 31, 2023, September 30, 2023 and December 31, 2022, respectively.

(2)  Of the $90 million as of December 31, 2023, approximately $37 million, $20 million, $16 million and $10 million will be recognized as part of Core Earnings net income in 2024, 2025, 2026 and 2027, respectively.

(2)

Goodwill and Acquired Intangible Assets: Our Core Earnings exclude goodwill and intangible asset impairment and the amortization of acquired intangible assets. The following table summarizes the goodwill and acquired intangible asset adjustments.

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Core Earnings goodwill and acquired intangible asset adjustments	$3	$3	$3	$10	$19

2. Tangible Equity and Adjusted Tangible Equity Ratio

Adjusted Tangible Equity measures the ratio of Navient’s Tangible Equity to its tangible assets. We adjust this ratio to exclude the assets and equity associated with our FFELP Loan portfolio because FFELP Loans are no longer originated and the FFELP portfolio bears a 3% maximum loss exposure under the terms of the federal guaranty. Management believes that excluding this portfolio from the ratio enhances its usefulness to investors. Management uses this ratio, in addition to other metrics, for analysis and decision making related to capital allocation decisions. The Adjusted Tangible Equity Ratio is calculated as:

(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022
Navient Corporation’s stockholders’ equity	$2,760	$2,898	$2,977
Less: Goodwill and acquired intangible assets	695	697	705

Tangible Equity	2,065	2,201	2,272
Less: Equity held for FFELP Loans	190	198	218

Adjusted Tangible Equity	$1,875	$2,003	$2,054

Divided by:
Total assets	$61,375	$63,414	$70,795
Less:
Goodwill and acquired intangible assets	695	697	705
FFELP Loans	37,925	39,581	43,525

Adjusted tangible assets	$22,755	$23,136	$26,565

Adjusted Tangible Equity Ratio	8.2%	8.7%	7.7%

3. Earnings before Interest, Taxes, Depreciation and Amortization Expense (“EBITDA”)

This measures the operating performance of the Business Processing segment and is used by management and equity investors to monitor operating performance and determine the value of those businesses. EBITDA for the Business Processing segment is calculated as:

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Core Earnings pre-tax income	$11	$12	$7	$36	$50
Plus:
Depreciation and amortization expense(1)	1	1	1	3	3

EBITDA	$12	$13	$8	$39	$53

Divided by:
Total revenue	$81	$85	$70	$321	$330

EBITDA margin	15%	15%	11%	12%	16%

(1)	There is no interest expense in this segment.

4. Allowance for Loan Losses Excluding Expected Future Recoveries on Previously Fully Charged-off Loans

The allowance for loan losses on the Private Education Loan portfolio used for the three credit metrics below excludes the expected future recoveries on previously fully charged-off loans to better reflect the current expected credit losses remaining in connection with the loans on balance sheet that have not charged off. That is, as of December 31, 2023, the $808 million Private Education Loan allowance for loan losses excluding expected future recoveries on previously fully charged-off loans represents the current expected credit losses that remain in connection with the $16,902 million Private Education Loan portfolio. The $226 million of expected future recoveries on previously fully charged-off loans, which is collected over an average 15-year period, mechanically is a reduction to the overall allowance for loan losses. However, it is not related to the $16,902 million Private Education Loan portfolio on our balance sheet and, as a result, management excludes this impact to the allowance to better evaluate and assess our overall credit loss coverage on the Private Education Loan portfolio. We believe this provides a more meaningful and holistic view of the available credit loss coverage on our non-charged-off Private Education Loan portfolio. We believe this information is useful to our investors, lenders and rating agencies.

Allowance for Loan Losses Metrics – Private Education Loans

	QUARTERS ENDED			YEARS ENDED
(Dollars in millions)	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Allowance at end of period (GAAP)	$617	$625	$800	$617	$800
Plus: expected future recoveries on previously fully charged-off loans	226	232	274	226	274

Allowance at end of period excluding expected future recoveries on previously fully charged-off loans (Non-GAAP Financial Measure)	$843	$857	$1,074	$843	$1,074

Ending total loans	$17,519	$17,958	$19,525	$17,519	$19,525
Ending loans in repayment	$16,796	$17,249	$18,770	$16,796	$18,770
Net charge-offs	$64	$98	$75	$298	$343

Allowance coverage of charge-offs (annualized):
GAAP	2.5	1.6	2.7	2.1	2.3
Adjustment(1)	.9	.6	.9	.7	.8

Non-GAAP Financial Measure(1)	3.4	2.2	3.6	2.8	3.1

Allowance as a percentage of the ending total loan balance:
GAAP	3.5%	3.5%	4.1%	3.5%	4.1%
Adjustment(1)	1.3	1.3	1.4	1.3	1.4

Non-GAAP Financial Measure(1)	4.8%	4.8%	5.5%	4.8%	5.5%

Allowance as a percentage of the ending loans in repayment:
GAAP	3.7%	3.6%	4.3%	3.7%	4.2%
Adjustment(1)	1.3	1.4	1.5	1.3	1.5

Non-GAAP Financial Measure(1)	5.0%	5.0%	5.8%	5.0%	5.7%

(1)	The allowance used for these credit metrics excludes the expected future recoveries on previously fully charged-off loans. See discussion above.